Exhibit 10.24
OPEN LENDING CORPORATION
Executive Severance and Change in Control Policy
I.PURPOSE
This Executive Severance Policy (this “Policy”) has been established by the Company on February 18, 2026 (the “Effective Date”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of this Policy is to attract and retain qualified executives. This Policy is intended to be a top hat welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
Capitalized terms used but not otherwise defined herein have the meanings set forth in Article II.
II.DEFINITIONS
“Administrator” means the Compensation Committee or any committee thereof duly authorized by the Board to administer this Policy.
“Base Salary” means the annual base salary in effect as of the date of the Participant’s Qualifying Termination or Change in Control Termination (determined prior to any reduction thereof if such reduction was the basis for the Participant’s termination for Good Reason).
“Board” means the Board of Directors of the Company.
“Cause” means any of the following:
      (a) conduct by the Participant constituting a material act of misconduct in connection with the performance of the Participant’s duties, including, without limitation, (i) willful failure or refusal to perform material responsibilities that have been requested by the CEO or other duly authorized or supervising executive, (ii) dishonesty to the CEO or other supervising executive with respect to any material matter, or (iii) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
      (b) the commission by the Participant of, or plea of guilty or no lo contendere to, (i) any felony or (ii) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
      (c) any conduct by the Participant, regardless of whether or not in the course of the Participant’s employment, that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if the Participant were to continue to be employed in the Participant’s position;
      (d) continued unsatisfactory performance or non-performance by the Participant of the Participant’s duties hereunder (other than by reason of the Participant’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the CEO;
      (e) a breach by the Participant of any fiduciary duty and/or duty of loyalty to the Company or any of its subsidiaries or affiliates;
      (f) a material violation by the Participant of the Company’s written employment policies (including, but not limited to, any violation of any written equal employment opportunity policy or any written policy prohibiting discrimination, harassment or retaliation) or corporate governance policies; or
      (g) the Participant’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
“CEO” means the Chief Executive Officer of the Company.
“Change in Control” means a “Sale Event” as defined in the Company’s 2020 Stock Option and Incentive Plan as of the Effective Date.
“Change in Control Termination” means the termination of a Participant’s employment either (a) by the Company without Cause; or (b) by the Participant for Good Reason, in each case immediately prior to or within twelve (12) months after the occurrence of the first event constituting a Change in Control.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Open Lending Corporation, a Delaware corporation, and any successor thereto.
“Compensation Committee” means the Compensation Committee of the Board.
“Effective Date” has the meaning set forth in Article I.
“Eligible Employee” means (a) any full-time employee of the Company who is an executive officer of the Company and (b) any other full-time employee of the Company who is designated by the CEO as a key employee who should be eligible to participate in this Policy. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
“ERISA” has the meaning set forth in Article I.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Good Reason” means that the Participant has complied with and completed all steps of the Good Reason Process following the occurrence of any of the following events without the Participant’s consent (each a “Good Reason Condition”):
     (a) a material diminution in the Participant’s responsibilities, authority or duties;
     (b) a material diminution in the Participant’s annual base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
     (c) a requirement that the Participant work primarily from an office or geographic location that is beyond a 50-mile radius from the office or geographic location at which the Participant primarily provides services to the Company; or
     (d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Policy in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law.
“Good Reason Process” means and consists of the following steps:
     (a) the Participant reasonably determines in good faith that a Good Reason Condition has occurred;
     (b) the Participant notifies the Company in writing of Participant learning of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; and
     (c) the Participant cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (d) notwithstanding such efforts, the Good Reason Condition continues to exist; and (e) the Participant terminates the Participant’s employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.
“Participant” has the meaning set forth in Section 3.01.
“Participation Agreement” has the meaning set forth in Section 3.01.
“Policy” has the meaning set forth in Article I.
“Qualifying Termination” means the termination of a Participant’s employment either (a) by the Company without Cause; or (b) by the Participant for Good Reason, in each case other than a termination of employment that qualifies as a Change in Control Termination.

“Separation Agreement” has the meaning set forth in Section 6.01.
“Specified Employee Payment Date” has the meaning set forth in Section 9.13(b).
III.PARTICIPATION
Section 3.01Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in this Policy. An Eligible Employee who executes such written notice (a “Participation Agreement”) shall be a “Participant” for purposes of this Policy.
IV.SEVERANCE
Section 4.01Severance Upon a Qualifying Termination. If a Participant experiences a Qualifying Termination, then, subject to Article VI, the Company will provide the Participant with the following:
(a)the Company shall pay the Participant an amount equal to six (6) months of the Participant’s Base Salary, which amount shall be paid in substantially equal installments in accordance with the Company’s payroll practice over six (6) months commencing within 60 days after the date of the Qualifying Termination; and
(b)if the Qualifying Termination occurs following the conclusion of the performance period applicable to the Participant’s annual incentive compensation provided pursuant to the Company’s Senior Executive Cash Incentive Bonus Plan (the “Senior Bonus Plan”), the Company shall pay the Participant an amount equal to the annual incentive compensation the Participant would have received had the Participant been employed by the Company on the applicable payment date at the same time annual incentive compensation amounts under the Senior Bonus Plan for such performance period are paid to other participants, to the extent not previously paid.
(c)The amount payable under Section 4.01(a) above shall be paid or commence to be paid within 60 days after the Qualifying Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amount shall begin to be paid in the second calendar year by the last day of such 60-day period to the extent that any such amount constitutes nonqualified deferred compensation for purposes of Section 409A of the Code; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of the Qualifying Termination.
Section 4.02Severance Upon a Change in Control Termination. If a Participant experiences a Change in Control Termination, then, subject to Article VI, the Company will provide the Participant with the following:
(a)the Company shall pay the Participant a lump sum amount in cash equal to the sum of (i) twelve (12) months of the Participant’s Base Salary plus (ii) the Participant’s annual incentive compensation provided pursuant to the Senior Bonus Plan for the year in which the Change in Control Termination occurs, based on the attainment of the actual level of performance as determined by the Board or the Compensation Committee immediately prior to the date of the Change in Control and extrapolated for the remainder of the fiscal year in which the Change in Control occurs or, if higher, the Participant’s target incentive compensation (as specified by the Board or the

Compensation Committee) for the then current year if such termination of employment occurs during the first half of the year, which such amount shall be paid on the applicable payment date at the same time annual incentive compensation amounts under the Senior Bonus Plan for such performance period are paid to other participants;
(b)if the Change in Control Termination occurs following the conclusion of the performance period applicable to the Participant’s annual incentive compensation provided pursuant to the Senior Bonus Plan, the Company shall pay the Participant an amount equal to the annual incentive compensation the Participant would have received had the Participant been employed by the Company on the applicable payment date at the same time annual incentive compensation amounts under the Senior Bonus Plan for such performance period are paid to other participants, to the extent not previously paid; and
(c)if the Participant was participating in the Company’s group health, dental and/or vision plans immediately prior to the date of the Qualifying Termination and properly elects to continue health coverage under COBRA, then, subject to the Participant’s copayment of the premium amounts at the applicable active employees’ rate, the Company shall pay to the group health plan provider, the COBRA provider or the Participant a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Participant if the Participant had remained employed by the Company until the earliest of the following: (i) the twelve- (12) month anniversary of the date of the Qualifying Termination; (ii) the Participant’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Participant’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Participant or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company may convert such payments to payroll payments directly to the Participant for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on the Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Participant.
(d)The amounts payable under Sections 4.02(a) and 4.02(c) above shall be paid or commence to be paid within 60 days after the Change in Control Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amount shall be paid or begin to be paid in the second calendar year by the last day of such 60-day period to the extent that any such amount constitutes nonqualified deferred compensation for purposes of Section 409A of the Code. To the extent, if any, that provisions of this section affect the time or form of payment of any amount which constitutes nonqualified deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5) (or any successor thereto), the time and form (but not the amount) of payment shall be the time and form that would have been applicable in the absence of a Change in Control.

V.EQUITY AWARDS
Section 5.01Equity Awards. This Policy does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.
VI.CONDITIONS
Section 6.01Conditions. A Participant’s entitlement to any severance benefits under Article IV will be subject to the Participant timely executing (and not revoking) a separation agreement and release (the “Separation Agreement”) in substantially the form set forth in Exhibit A hereto, and such Separation Agreement becoming irrevocable, all within 60 days after the last day of Participant’s employment with the Company.
VII.CLAIMS PROCEDURES
Section 7.01Initial Claims. A Participant who believes that they are eligible for a payment under this Policy that has not been received may submit a written claim for benefits to this Policy within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to the Administrator.
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)the specific reason or reasons for the denial of the Participant’s claim;
(b)references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)a description of this Policy’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 7.02Appeal of Denied Claims. If the Participant’s claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:
(a)Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.
(c)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to their claim for benefits.
(d)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.
Section 7.03Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)the specific reason or reasons for the denial of the Participant’s claim;
(b)reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Policy and all documents, records, and other information relevant to their claim for benefits; and
(d)a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 7.04Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Policy. As to such claims and disputes:
(a)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under this Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 7.05Arbitration of Disputes.
(a)Any controversy or claim arising out of or relating to this Policy shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the JAMS in Austin, Texas in accordance with the JAMS Employment Arbitration Rules and Procedures (currently available at www.jamsadr.com/rules-employment-arbitration) (the

“JAMS Rules”), including, but not limited to, the rules and procedures applicable to the selection of arbitrators. If any person or entity other than the Participant or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to (or compelled to) arbitration subject to such other person or entity’s consent or agreement. The Participant understands and agrees that the Participant may only bring claims in the Participant’s individual capacity, and not as a plaintiff or class member in any purported class or collective action or proceeding or any purported representative action proceeding. The Participant further understands and agrees that the Company and the Participant are waiving and giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 7.05 shall be specifically enforceable. Notwithstanding the foregoing, this Section 7.05 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 7.05.
(b)If the Participant initiates a claim in arbitration, the Participant shall be required to pay any applicable initial arbitration filing fee which, if such arbitration is administered by JAMS, shall be to the extent provided by the JAMS Rules (and include the JAMS initial case management fee); provided, however, that such fees will be capped at the lesser of the applicable fees required under the JAMS Rules or the amount the Participant would have been charged by a court in the Participant’s state of residence to file a judicial complaint for the same claims in court. The Company shall be responsible for any employer/Company filing or case management fee (including any remaining balance of the individual/employee filing/case management fee above the cap) and any other fees or costs charged by JAMS and the arbitrator. However, to the extent permissible under law and following or as part of the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitration fees and costs be distributed or apportioned in an alternative manner. Each party shall be entitled to be represented by its own independent attorneys in connection with any arbitration hereunder, and each party shall pay its own attorneys’ fees and costs; provided, however, if any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees or costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permitted by law.
VIII.ADMINISTRATION, AMENDMENT AND TERMINATION
Section 8.01Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret this Policy. The Administrator has all powers reasonably necessary to carry out its responsibilities under this Policy including (but not limited to) the sole and absolute discretionary authority to:
(a)administer this Policy according to its terms and to interpret Plan provisions;
(b)resolve and clarify inconsistencies, ambiguities, and omissions in this Policy and among and between this Policy and other related documents;
(c)take all actions and make all decisions regarding questions of eligibility for benefits, and benefit amounts;

(d)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Policy;
(e)process and approve or deny all initial claims for benefits; and
(f)decide or resolve any and all questions, including benefit eligibility determinations and interpretations of this Policy, as may arise in connection with this Policy.
The decision of the Administrator on any disputes arising under this Policy, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under this Policy. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 8.02Amendment and Termination. The Company reserves the right to amend or terminate this Policy at any time, by providing at least 30 days’ advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant who has signed a Participation Agreement will be effective without the written consent of such Participant.
IX.GENERAL PROVISIONS
Section 9.01At-Will Employment. This Policy does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 9.02Effect on Other Plans, Agreements, and Benefits. Any severance benefits payable to a Participant under this Policy will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 9.03Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant’s rights or the Company’s obligations under this Policy. The Company’s obligation to make the payments and provide the benefits required under this Policy will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other rights that the Company may have against the Participant.
Section 9.04Severability. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. If any provision of this Policy is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of this Policy shall not be affected but shall remain in full force and effect.
Section 9.05Headings and Subheadings. Headings and subheadings contained in this Policy are intended solely for convenience and no provision of this Policy is to be construed by reference to the heading or subheading of any section or paragraph.

Section 9.06Unfunded Obligations. The amounts to be paid to Participants under this Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 9.07Successors. This Policy will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under this Policy if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require any successor to the Company to expressly and unconditionally assume this Policy in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under this Policy will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 9.08Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under this Policy prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 9.09Waiver. Any party’s failure to enforce any provision or provisions of this Policy will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Policy.
Section 9.10Governing Law. To the extent not pre-empted by federal law, this Policy shall be construed in accordance with and governed by the laws of the State of Texas without regard to conflicts of law principles. Subject to Section 7.05, any action or proceeding to enforce the provisions of this Policy will be brought only in a state or federal court located in Travis County, Texas, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 9.11Clawback. Any amounts payable under this Policy are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation. By accepting any amounts payable pursuant to this Policy, the Participant agrees to fully cooperate with and assist the Company in connection with any of the Participant’s obligations to the Company pursuant to such clawback policy, and agrees that the Company may enforce its rights under such clawback policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable.
Section 9.12Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 9.13Section 409A.
(a)This Policy is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Policy, payments provided under this Policy may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Policy that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Policy shall be treated as a separate payment. Any payments to be made under this Policy upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Policy comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)Notwithstanding any other provision of this Policy, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination or Change in Control Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”) to the extent required to comply with Section 409A of the Code. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of this Policy, if any payment or benefit is conditioned on the Participant’s execution of a Separation Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this Policy shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under this Policy shall not be subject to liquidation or exchange for another benefit.

Exhibit A
Form of Separation Agreement